Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of August 1, 2005, by and between Modern Holdings Incorporated, a Delaware corporation (“Modern Holdings” or the “Company”) and Henry L. Guy, an individual residing at 1805 Abbey wood Drive, Knoxville, Tennessee 37922 (the “Executive”).

WITNESSETH THAT:

WHEREAS, Executive currently serves as the Chief Executive Officer of Modern Holdings; and

WHEREAS, Modern Holdings desires to continue Executive’s services, upon and subject to the terms herein provided; and

WHEREAS, Modern Holdings desires to be assured that Executive will not compete with its Operating Affiliates (as defined in Section 9 below) for the period and within the geographical areas hereinafter specified; and

WHEREAS, Executive is willing to agree to be employed by Modern Holdings upon and subject to the terms herein provided;

NOW, THEREFORE, in consideration of the premises, the parties hereto covenant and agree as follows:

1.                  Employment.

(a)                Modern Holdings hereby continues Executive’s employment as its Chief Executive Officer, and Executive agrees to continue to serve in such capacity, subject to the terms and conditions hereof. As Chief Executive Officer, Executive shall be responsible for managing and directing Modern Holdings’ business and operations, including without limitation all existing operations, potential acquisitions and financials of the Company, to add value to its portfolio of assets and service its debt in the most effective way. Executive shall also be responsible for identifying and implementing an ideal capital structure for Modern Holdings. Executive shall manage the relationship between Modern Holdings’ Board and its Shareholders. In performing his duties to Modern Holdings hereunder, Executive shall report to, and be subject to the direction of, the Board of Directors of Modern Holdings.

(b)               Executive shall devote his best ability to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company. The Company and Executive acknowledge that Executive is currently employed as Chief Executive Officer of Stonebrook Partners, LLC (“Stonebrook”) and Great Universal Incorporated (“Great Universal”) pursuant to a separate employment agreement with such companies. Executive shall devote substantially all of his business time, labor, skill and undivided attention to the performance of his duties to Modern Holdings, Stonebrook and Great Universal. During the term of his employment, Executive shall not directly or indirectly pursue any business activity, including without limitation service as an officer, director, employee, consultant, advisor or trustee of any entity, other than his services for the Modern Holdings, Stonebrook, Great Universal and their affiliates, without the prior written consent of the Company. As of the date hereof, the Company has consented to Executive engaging in the business activities described on Exhibit A hereto (the "Permitted Activities"), which Exhibit may be amended or supplemented from time to time by the Company in its sole discretion. Executive agrees that he will travel to whatever extent is reasonably necessary in the conduct of the Company’s businesses.

2.                  Base Salary, Bonus and Stock Options.

(a)                Modern Holdings will pay Executive for his services during the term of his employment hereunder a base salary of Two Hundred Seventy Five Thousand Dollars ($275,000) per year, payable in arrears, in equal installments, in accordance with Modern Holdings’ standard practice, but in any event not less often than monthly, subject to such payroll; and withholding deductions as are required by law. In addition, for each calendar year during the term of Executive’s employment by Modern Holdings hereunder, Executive will be eligible to receive a bonus of up to 40% of his base salary received from Modern Holdings in such year, based on achievement of goals and objectives established by the Board of Directors of Modern Holdings. Within sixty (60) days following the end of each calendar year, the Board of Directors of Modern Holdings will determine the amount, if any, of such bonus earned by Executive in such year, which determination shall be conclusive and binding on all parties.

(b)               The Board of Directors of the Company will consider at an upcoming meeting the establishment of a stock option program for senior executives of the Company. If the Board of Directors approves such a program, Executive will participate therein at a level commensurate with his position and responsibilities.

3.                  Expenses. Executive shall be entitled to reimbursement for expenses incurred by him in connection with the performance of his duties hereunder upon receipt of vouchers therefor in accordance with such procedures as the Company has heretofore or may hereafter establish.

4.                  Vacation During Employment. Executive shall be entitled to such reasonable vacations as may be allowed by the Company in accordance with general practices to be established, but in any event not less than five (5) weeks during each twelve (12) month period.

5.                  Additional Benefits.

(a)                During the term of his employment by Modern Holdings, Executive shall be entitled to participate in all group insurance programs or other fringe benefit plans which Modern Holdings may in its sole and absolute discretion make available generally to its employees, but Modern Holdings shall not be required to establish or maintain any such program or plan.

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(b)               Executive agrees to use his best efforts to relocate his primary residence within the New York, New York metropolitan area as soon as practicable following execution of this Agreement, and in any event within forty-five (45) days of the date hereof. In connection with this relocation, Modern Holdings shall (i) reimburse Executive for the reasonable and customary moving expenses incurred by Executive, and (ii) pay Executive the sum of $12,500 to cover incidental expenses.

6.                  Termination of Employment. Notwithstanding any other provision of this Agreement, it is understood that Executive is not being employed by the Company for any definite period of time and that Executive’s employment may be terminated:

(a)                By the Company in the event of his failure, refusal or inability satisfactorily to perform the services required of him hereby, or to carry out any proper direction by the Company with respect to the services to be rendered by him hereunder or the manner of rendering such services, his willful misconduct in the performance of his duties to the Company hereunder, or his commission of a crime involving moral turpitude;

(b)               By the Company upon thirty (30) days’ notice to Executive if he should be prevented by illness, accident or other disability (mental or physical) from discharging his duties hereunder for one or more periods totaling three (3) months during any consecutive twelve (12) month period;

(c)                By the Company or by Executive for any material breach by the other of the terms hereof, but only if such breach continues for ten (10) days (or such longer period as is reasonably required to cure such breach with diligent and good faith effort) after written notice to the other specifying the breach relied on for such termination;

(d)               By the death of Executive during the term of his employment, in which event the Company’s obligation to pay further compensation hereunder shall cease forthwith, except that Executive’s legal representative shall be entitled to receive his base salary for the period up to the last day of the month in which such death shall have occurred;

(e)                By the Company without cause upon not less than thirty (30) days’ written notice, in which event, subject to Executive’s execution of a separation agreement and release drafted by and satisfactory to counsel to the Company, the Company shall continue to pay Executive his base salary for a period of twelve (12) months in installments consistent with the Company’s normal pay periods; or

(f)                By Executive without cause upon not less than thirty (30) days’ written notice.

Following termination of Executive’s employment by the Company in any manner or for any reason, Executive shall provide assistance and support as reasonably requested from time to time by the Company with respect to any matters required for the orderly transition of Executive’s former employment responsibilities or otherwise related to the business of the Company. Executive shall provide such assistance and support without additional compensation during the first year following such termination and for fair and reasonable compensation thereafter.

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7.                  Disclosure and Assignment of Intellectual Property. Executive shall promptly disclose to the Company and any successor or assign of the Company, and grant to the Company, and its successors and assigns (without any separate remuneration or compensation other than that received by him from time to time in the course of his employment), and to the extent possible, Executive hereby currently does so grant, his entire right, title and interest throughout the world in and to all research, ideas, information, inventions, designs, procedures, developments, discoveries, improvements, patents and applications therefor, trademarks and applications therefor, works of authorship, copyrights and applications therefor, trade secrets, drawings, plans, systems, methods, specifications, business plans, customer lists, and all other data and know-how, in any jurisdiction worldwide (herein sometimes “Intellectual Property”) made, conceived, developed and/or acquired by him solely or jointly with others during the period of his employment with the Company or within one year thereafter, relating to, within the scope of, or usable in connection with the Company’s business (or the business of the Company’s subsidiaries or affiliates) as it may, from time to time, hereafter be conducted or proposed to be conducted. Notwithstanding the foregoing, however, the Company shall not have any right in any Intellectual Property that Executive develops while actually performing Permitted Activities, provided that such Intellectual Property is directly related to the Permitted Activities and is developed without use of any Intellectual Property, Confidential Information or other property of the Company. Executive agrees to do, execute and deliver any and all acts and instruments that may be necessary or proper to vest all Intellectual Property in the Company or its nominee or designee, but the expense of all such proceedings referred to herein above, shall be borne by the Company. Executive shall be entitled to fair and reasonable compensation for any such assistance requested by the Company or its nominee or designee and furnished by him after the termination of his employment by the Company.

8.                  Confidentiality.

(a)                Executive shall not, either during the period of his employment with the Company or thereafter, reveal, publish or disclose to any person outside the Company, or use for any purpose other than the performance of his duties hereunder, any information not already lawfully available to the public concerning the Company, its officers, directors, stockholders, subsidiaries or affiliates, or the business or personal affairs of any of them or any member of the Family Group (as such term is defined in Limited Liability Company Agreement of Stonebrook), including without limitation any financial information, any Intellectual Property, or any marketing technique or cost method, or any customer, mailing or supplier list, whether or not supplied by the Company, and whether or not made, developed and/or conceived by Executive or by others (collectively, “Confidential Information”).

(b)               Upon the termination of Executive’s employment in any manner or for any reason, or at any other time upon request of the Company, Executive shall promptly surrender to the Company all Confidential Information and all copies thereof, together with any other documents, materials, computer files, data, information, tools, equipment or other property belonging to the Company, its affiliates or any member of the Family Group in his possession, custody or control, and Executive shall not thereafter retain, or deliver to any other person, any of the foregoing or any summary or memorandum thereof. If requested to do so by the Company, Executive shall sign a Termination Certificate in which he confirms that he has complied with the requirements of this Section 8(b) and that he is aware that certain restrictions imposed upon him by this Agreement continue after termination of his employment. Executive understands, however, that his rights and obligations under this Agreement will continue even if he does not sign a Termination Certificate.

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9.                  Restriction. The Company has invested and may in the future be required to invest substantial sums of money, directly or indirectly, to continue and expand the business heretofore conducted by its Operating Affiliates (as defined below) and in connection therewith, and as Executive recognizes that the Company would be substantially injured by Executive disclosing to others, or by Executive using for his own benefit, any Intellectual Property or any of the other types of information referred to in Section 8 or other confidential or secret information he has obtained or shall obtain as an employee of the Company, or which he may now possess and which he has made available to the Company, Executive agrees that during the period of his employment hereunder and for a period ending twelve (12) months after the termination of his employment by the Company for any reason:

(a)                Neither he nor any member of his family will be interested, directly or indirectly, as an investor in any other business or enterprise similar to, or in competition with, the business conducted or operated by any of the Operating Affiliates of the Company (except as an investor in securities listed on a national securities exchange or actively traded over the counter so long as such investments are in amounts not significant as compared to his total investments or to the aggregate of the outstanding securities of the issuer of the same class or issue); and

(b)               He will not, directly or indirectly, for his own account or as employee, officer, director, partner, joint venturer or otherwise, engage in any phase of the business conducted or operated by any of the Operating Affiliates of the Company or otherwise compete with any of the Operating Affiliates of the Company in any business in which any such Operating Affiliate is engaged.

As used herein, the "Operating Affiliate" of the Company shall mean any operating entity (other than a holding company or family office) that controls, is controlled by, or is under common control with the Company. As used in this definition, the term "control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

Executive and the Company are of the belief that the period of time and the area herein specified are reasonable, in view of the nature of the businesses in which the Company is engaged and proposes to engage, and Executive’s knowledge of these businesses. However, if such period or such area should be adjudged unreasonable in any judicial proceeding, then the period of time shall be reduced by such number of months or such area shall be reduced by elimination of such portion of such area, or both, as are deemed unreasonable, so that this covenant may be enforced in such area and during such period of time as is adjudged to be reasonable.

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10.              Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given when delivered or three (3) days after mailing if mailed by first-class, registered or certified mail, postage prepaid, addressed (a) if to Executive, at 1805 Abbey Wood Drive, Knoxville, Tennessee 37922, or to such other address as Executive shall have furnished to the Company in writing; and (b) if to the Company, at 280 Park Avenue, 23rd Floor, New York, NY 10017, Attention: David Marcus, or to such other person(s) or address(es) as the Company shall have furnished to Executive in writing.

11.              Assignability. In the event that the Company shall be merged with, or consolidated into, any other entity, or in the event that it shall sell and transfer substantially all of its assets to another entity, the terms of this Agreement shall inure to the benefit of, and be assumed by, the entity resulting from such merger or consolidation, or to which the Company’s assets shall be sold and transferred. This Agreement shall not be assignable by Executive, but it shall be binding upon, and to the extent provided in Section 6 shall inure to the benefit of, his heirs, executors, administrators and legal representatives.

12.              Entire Agreement. This Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and there have been no oral or other agreements of any kind whatsoever as a condition precedent or inducement to the signing of this Agreement or otherwise concerning this Agreement or the subject matter hereof.

13.              Expenses. Each party shall pay its own expenses incident to the performance or enforcement of this Agreement, including all fees and expenses of its counsel for all activities of such counsel undertaken pursuant to this Agreement,. except as otherwise herein specifically provided.

14.              Equitable Relief. Executive recognizes and agrees that the Company’s remedy at law for any breach of the provisions of Sections 6, 7, 8 or 9 hereof would be inadequate, and he agrees that for breach of such provisions, the Company shall, in addition to such other remedies as may be available to it at law or in equity or as provided in this Agreement, be entitled to injunctive relief and to enforce its rights by an action for specific performance to the extent permitted by law. Should Executive engage in any activities prohibited by this Agreement, he agrees to pay over to the Company all compensation, remunerations or moneys or property of any sort received in connection with such activities; such payment shall not impair any rights or remedies of the Company or obligations or liabilities of Executive which such parties may have under this Agreement or applicable law.

15.              Waivers and Further Agreements. Any waiver of any terms or conditions of this Agreement shall not operate as a waiver of any other breach of such terms or conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; provided, however, that no such written waiver, unless it, by its own terms, explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provision being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

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16.              Amendments. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected except by an instrument in writing executed by or on behalf of the party against whom enforcement of any waiver, change, modification, consent or discharge is sought.

17.              Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflicting of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question, invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

18.              Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one of such counterparts.

19.              Section Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

20.              General Provisions.

(a)                Executive further agrees that his obligations under Sections 6, 7, 8 and 9 of this Agreement shall be binding upon him irrespective of the duration of his employment by the Company, the reasons for any cessation of his employment by the Company, or the amount of his compensation and shall survive the termination of this Agreement (whether such termination is by the Company, by Executive or otherwise).

(b)               Executive represents and warrants to the Company that he is not now under any obligations to any person, firm or corporation, and has no other interest which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair, in any way, the performance by him of any of the covenants or his duties in his said employment.

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21.              Gender. Whenever used herein, the singular number shall include the plural, the plural shall include the singular, and the use of any gender shall include all genders.

22.              Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the law (other than the law governing conflict of law questions) of the State of New York.

IN WITNESS WHEREOF, the parties have executed or caused to be executed this Agreement as of the date first above written.

MODERN HOLDINGS INCORPORATED

/s/ Henry L. Guy	By:	/s/ David Marcus, Chairman
Henry L. Guy

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EXHIBIT A

Permitted Activities

The Company hereby consents to Executive engaging in each of the business activities described below, provided that no such activity materially interferes or conflicts with Executive’s performance of his duties under this Agreement:

1.     Serving as a board member and shareholder of Sea Dreams LLC, provided that Executive has no operational role in such business.

2.     Serving as a board member and shareholder of Math Enrichment Services LLC, provided that Executive has no operational role in such business.

3.     Serving as a board member of one or more businesses in which M2 Capital Management LP is an investor, provided that Executive has no operational role in any of such businesses.

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